               Section 240.14a-101  Schedule 14A.
          Information required in proxy  statement.
                 Schedule 14A Information
   Proxy Statement Pursuant to Section 14(a) of the Securities
                      Exchange Act of 1934
Filed by the Registrant [X]
Filed by a party other than the Registrant [ ]
Check the appropriate box:
[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section
     240.14a-12

                    STAFF BUILDERS, INC.
 .................................................................
     (Name of Registrant as Specified In Its Charter)


 .................................................................
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):
[X]  No fee required
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
           and 0-11

     (1) Title of each class of securities to which transaction applies:


     ............................................................

     (2) Aggregate number of securities to which transaction applies:


     .......................................................

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):


     .......................................................

     (4) Proposed maximum aggregate value of transaction:


     .......................................................

     (5)  Total fee paid:


     .......................................................

[ ]  Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

          (1) Amount Previously Paid:


          .......................................................

          (2) Form, Schedule or Registration Statement No.:


          .......................................................

          (3) Filing Party:


          .......................................................

          (4) Date Filed:


          .......................................................

                              STAFF BUILDERS, INC.
                               1983 MARCUS AVENUE
                          LAKE SUCCESS, NEW YORK 11042
                          ---------------------------
                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          ---------------------------

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Staff Builders, Inc., a Delaware corporation (the 'Company'), will be held at 1983 Marcus Avenue, Lake Success, New York, on August 14, 1997 at 3:00 P.M. (New York
Time) for the following purposes:

          1) To elect two Class A Directors to serve for a three-year term and until their successors are elected and qualified; and

          2) To transact such other business as may properly come before the meeting or any adjournment thereof.

     Only stockholders of record at the close of business on June 23, 1997, are entitled to notice of and to vote at the meeting.

                                           By Order of the Board of Directors,

                                           DAVID SAVITSKY
                                           Secretary

June 26, 1997

IMPORTANT: Whether or not you plan to attend the meeting in person, it is important that your shares be represented and voted at the meeting. Accordingly, after reading the enclosed Proxy Statement, you are urged to SIGN, DATE and RETURN the enclosed proxy in the envelope provided which requires no postage if mailed in the United States.

                              STAFF BUILDERS, INC.
                               1983 MARCUS AVENUE
                          LAKE SUCCESS, NEW YORK 11042

                       ---------------------------------
                                PROXY STATEMENT
                       ---------------------------------

     This Proxy Statement is being mailed to stockholders in connection with the solicitation of proxies by the Company's Board of Directors for use at the Annual Meeting of Stockholders of the Company to be held on August 14, 1997, and any adjournment thereof. A copy of the notice of meeting accompanies this Proxy Statement. The first date on which this Proxy Statement and accompanying proxy are being sent to stockholders is on or about June 26, 1997.

                            SOLICITATION OF PROXIES

     All shares represented by proxies received pursuant to this solicitation will be voted as instructed. If no instructions are given, the persons named in the accompanying proxy intend to vote for the nominees named herein as Class A Directors of the Company.

     Stockholders who execute proxies may revoke them by delivering subsequently dated proxies or by giving written notice of revocation to the Secretary of the Company at any time before such proxies are voted. No proxy will be voted if the stockholder attends the meeting and elects to vote in person.

     The Board of Directors does not know of any matter other than as set forth herein that is expected to be presented for consideration at the meeting. However, if other matters properly come before the meeting, the persons named in the accompanying proxy intend to vote thereon in accordance with their judgment.

     A copy of the Annual Report of the Company containing financial statements for the fiscal year ended February 28, 1997, is included herewith, but is not to be considered part of the proxy soliciting materials.

     The Company's principal executive offices are located at 1983 Marcus Avenue, Lake Success, New York 11042.

                  RECORD DATE, OUTSTANDING VOTING SECURITIES,
                        VOTING RIGHTS AND VOTE REQUIRED

     Only stockholders of record at the close of business on June 23, 1997 (the 'Record Date') will be entitled to notice of, and to vote at, the meeting and any adjournment thereof. As of the Record Date, 22,431,053 shares of the Company's Class A Common Stock, $.01 par value per share (the 'Class A Common Stock'), and 1,447,476 shares of the Company's Class B Common Stock, $.01 par value per share (the 'Class B Common Stock'), were outstanding. As of the Record Date, the Class A Common Stock was held of record by approximately 325 holders and the Class B Common Stock was held of record by approximately 544 holders (in each case, including brokerage firms holding stock in 'street name' and other nominees).

     Each holder of record of Class A Common Stock is entitled to one vote for each share of Class A Common Stock held by such holder. Each holder of record of Class B Common Stock is entitled to ten votes (except in certain circumstances which are inapplicable to the election of directors) for each share of Class B Common Stock held by such holder. A holder may own both Class A Common Stock and Class B Common Stock, in which case such holder will be entitled to one vote for each share of Class A Common Stock and ten votes for each share of Class B Common Stock held by such holder.

     The affirmative vote of a majority of the votes of holders of shares of Class A Common Stock and Class B Common Stock, voting together as one class, represented at the meeting is necessary for the election of the nominees for Class A Directors.

     With respect to abstentions, the shares will be considered present at the meeting for the proposal, but since they are not affirmative votes for the proposal, they will have the same effect as a vote withheld on the election of the Class A Directors. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on the proposal, those shares will not be considered as present at the meeting and entitled to vote in respect of the proposal.

     There is a box on the proxy card to vote for or to withhold authority to vote for the nominees for Class A Directors.

                 OWNERSHIP OF SECURITIES BY CERTAIN BENEFICIAL
                         OWNERS, DIRECTORS AND OFFICERS

     The following table sets forth information as of the Record Date with respect to the beneficial ownership of the Company's Class A Common Stock, Class B Common Stock and Class A Preferred Stock, $1.00 par value per share (the 'Preferred Stock'), by (i) each person known to the Company who beneficially owns more than 5% of any class of voting securities of the Company, (ii) each director of the Company, (iii) the Company's Chief Executive Officer and four other executive officers (the 'Named Executive Officers'), and (iv) all directors and Named Executive Officers of the Company as a group.

CLASS A AND CLASS B COMMON STOCK

                                                                AMOUNT AND NATURE OF
                                                               BENEFICIAL OWNERSHIP(1)
                             -------------------------------------------------------------------------------------------
                                                      PERCENTAGE OF                        PERCENTAGE OF
                                NUMBER OF              OUTSTANDING       NUMBER OF          OUTSTANDING
                                SHARES OF               SHARES OF        SHARES OF           SHARES OF     PERCENTAGE OF
           NAME OF               CLASS A                 CLASS A          CLASS B             CLASS B       OUTSTANDING
      BENEFICIAL OWNER       COMMON STOCK(2)           COMMON STOCK   COMMON STOCK(3)       COMMON STOCK    VOTES OWNED
---------------------------------------------          ------------   ----------------      ------------   -------------
Stephen Savitsky(4)..........     1,521,801(5)(6)           6.4%           342,738              23.7%           12.9%
David Savitsky(4)............     1,470,500(6)(7)(8)        6.2%           378,537(9)           26.2%           13.7%
Bernard J. Firestone(10).....         1,500(11)           *                  2,100(12)         *               *
Jonathan J. Halpert(10)......      --                     --               --                  --             --
Donald Meyers(10)............         2,000(13)           *                --                  --              *
Gary Tighe(10)...............       170,000(14)           *                --                  --              *
Edward Teixeira(10)..........        71,134(15)           *                --                  --              *
Larry Campbell(10)...........        35,000               *                --                  --              *
S Squared Technology
  Corp.(16)..................     2,701,000                12.0%           --                  --                7.3%
Dimensional Fund Advisors,
  Inc.(17)...................      --                     --               316,300              21.9%            8.6%
Capital Group Companies,
  Inc.(18)...................     1,180,000                 5.3%           --                  --                3.2%
Wellington Management
  Company, LLP(19)...........     2,195,000                 9.8%           --                  --                5.9%
All Named Executive Officers
  and directors as a group (8
  persons)...................     3,046,495(6)(20)         12.1%           723,375              50.0%           25.9%

------------

*  Less than one percent

CLASS A PREFERRED STOCK (21)

                                                                                                      PERCENTAGE
                                                                                                          OF
                                                                             AMOUNT AND NATURE OF    OUTSTANDING
                       NAME OF BENEFICIAL OWNER(22)                          BENEFICIAL OWNERSHIP    SHARES OWNED
--------------------------------------------------------------------------   --------------------    ------------
Stephen Savitsky..........................................................        333 1/3                  50%
David Savitsky............................................................        333 1/3                  50%
All Named Executive Officers and directors as a group (8 persons).........        666 2/3                 100%

                                                        (footnotes on next page)

(footnotes from previous page)

 (1) 'Beneficial ownership' is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended. In general, a person is treated as the 'beneficial owner' of stock under Rule 13d-3 if such person has (or shares) (i) either investment power or voting power over such stock (which may be by means of a contract, arrangement, understanding, relationship or otherwise), or (ii) the right to acquire such stock within 60 days, including by means of the exercise of an option or the conversion of a convertible security. Each beneficial owner's percentage of ownership and percentage of votes is determined by assuming that options that are held by such person (but not those held by any other person) and which are exercisable within 60 days of the date of this table have been exercised. Except as indicated in the footnotes that follow, shares listed in the table are held with sole voting and investment power.

 (2) Each holder of record of shares of Class A Common Stock is entitled to one vote per share held by such holder.

 (3) Each holder of record of shares of Class B Common Stock, except in certain circumstances which are inapplicable to the election of directors, is entitled to ten votes per share held by such holder.

 (4) The address of each of these persons is c/o Staff Builders, Inc., 1983 Marcus Avenue, Lake Success, New York 11042. Each of these persons has sole power with respect to the voting and investment of the shares which he owns, except as follows: on November 1, 1991, Ephraim Koschitzki, a former executive officer and director of the Company, granted to Stephen Savitsky and David Savitsky a ten year revocable proxy to vote all shares of Common Stock now or hereafter owned of record by him. The Company believes that Mr. Koschitzki beneficially owns 225,440 shares of Class A Common Stock underlying options granted to him. As a result, (i) Stephen Savitsky has sole voting and investment power with respect to 1,296,361 shares of Class A Common Stock and 342,738 shares of Class B Common Stock and has shared voting power with respect to the 225,440 shares of Class A Common Stock beneficially owned by Mr. Koschitzki and (ii) David Savitsky has sole voting and investment power with respect to 1,244,910 shares of Class A Common Stock and 377,537 shares of Class B Common Stock and has shared voting power with respect to the 225,440 shares of Class A Common Stock beneficially owned by Mr. Koschitzki.

 (5) Includes options to purchase 500,000 shares of Class A Common Stock under the 1994 Performance-Based Stock Option Plan, options to purchase 200,000 shares of Class A Common Stock under the 1993 Stock Option Plan, options to purchase 334,000 shares of Class A Common Stock under the 1986 Non-Qualified Stock Option Plan and options to purchase 139,270 shares of Class A Common Stock under the 1983 Incentive Stock Option Plan.

 (6) Includes options to purchase 225,440 shares of Class A Common Stock granted to Ephraim Koschitzki which are subject to the revocable proxy referred to in footnote 4 above.

 (7) Includes options to purchase 500,000 shares of Class A Common Stock under the 1994 Performance-Based Stock Option Plan, options to purchase 200,000 shares of Class A Common Stock under the 1993 Stock Option Plan, options to purchase 320,000 shares of Class A Common Stock under the 1986 Non-Qualified Stock Option Plan and options to purchase 139,270 shares of Class A Common Stock under the 1983 Incentive Stock Option Plan.

 (8) Includes 150 shares of Class A Common Stock held by David Savitsky's wife. Mr. Savitsky disclaims beneficial ownership of these shares.

 (9) Includes 1,000 shares of Class B Common Stock held by Mr. Savitsky's wife as trustee for the benefit of their three children. Mr. Savitsky disclaims beneficial ownership of these shares.

(10) The address of each of these persons is c/o Staff Builders, Inc., 1983 Marcus Avenue, Lake Success, New York 11042. Each of these persons has sole power with respect to the voting and investment of the shares which he owns.

(11) Includes options to purchase 1,500 shares of Class A Common Stock under the 1986 Non-Qualified Stock Option Plan.

                                              (footnotes continued on next page)

(footnotes continued from previous page)

(12) Includes 1,000 shares of Class B Common Stock held by Dr. Firestone's wife. Dr. Firestone disclaims beneficial ownership of these shares.

(13) Includes 2,000 shares of Class A Common Stock held by Mr. Meyers' wife. Mr. Meyers disclaims beneficial ownership of these shares.

(14) Includes options to purchase 50,000 shares of Class A Common Stock under the 1994 Performance-Based Stock Option Plan, options to purchase 20,000 shares of Class A Common Stock under the 1986 Non-Qualified Stock Option Plan and options to purchase 100,000 shares of Class A Common Stock under the 1983 Incentive Stock Option Plan.

(15) Includes options to purchase 25,000 shares of Class A Common Stock under the 1994 Performance-Based Stock Option Plan, options to purchase 15,000 shares of Class A Common Stock under the 1986 Non-Qualified Stock Option Plan, options to purchase 27,800 shares of Class A Common Stock under the 1983 Incentive Stock Option Plan and options to purchase 3,334 shares of Class A Common Stock under the 1993 Stock Option Plan.

(16) S Squared Technology Corp. ('S Squared'), a registered investment adviser, is located at 515 Madison Avenue, New York, New York 10022. Includes 2,489,000 shares of Class A Common Stock for which S Squared has sole voting and sole investment power and 212,000 shares of Class A Common Stock for which S Squared has shared voting and shared investment power. The shares are owned by limited partnerships for which S Squared is the sole general partner, by advisory clients of S Squared, and by Seymour Goldblatt, the principal of S Squared, and members of his family.

(17) Dimensional Fund Advisors, Inc., a registered investment advisor, is located at 1299 Ocean Avenue, Santa Monica, California 90401.

(18) Capital Group Companies, Inc. ('Capital Group'), a parent holding company of a group of investment management companies, is located at 333 South Hope Street, Los Angeles, California 90071. Includes 1,180,000 shares of Class A Common Stock, (i) sole investment power for which is held by Capital Research and Management Company, a registered investment adviser and wholly-owned subsidiary of Capital Group, and (ii) sole voting power for which is held by SMALLCAP World Fund, Inc., a registered investment company which is advised by Capital Research and Management Company. Capital Group disclaims beneficial ownership of these shares.

(19) Wellington Management Company, LLP ('Wellington'), a registered investment adviser, is located at 75 State Street, Boston, Massachusetts 02109. Includes 1,465,000 shares of Class A Common Stock, for which Wellington has shared voting and shared investment power and 730,000 shares of Class A Common Stock for which Wellington has shared investment power.

(20) Includes options to purchase 1,075,000 shares of Class A Common Stock under the 1994 Performance-Based Stock Option Plan, options to purchase 403,334 shares of Class A Common Stock under the 1993 Stock Option Plan, options to purchase 690,500 shares of Class A Common Stock under the 1986 Non-Qualified Stock Option Plan and options to purchase 406,340 shares of Class A Common Stock under the 1983 Incentive Stock Option Plan.

(21) The approval of holders of two-thirds of the shares of Preferred Stock is required to approve certain business combinations with respect to the Company.

(22) Each person has sole power with respect to the voting and investment of the shares which such person owns.

                         ELECTION OF CLASS A DIRECTORS

     The Board of Directors is divided into three classes. One class is elected each year to hold office for a three-year term. Class A is the class whose term will expire at the Annual Meeting. This class consists of two directors, David Savitsky and Jonathan J. Halpert, who are nominees of the Board of Directors. The nominees for Class A Directors, if elected by a majority of the votes cast at the Annual Meeting, will serve until the 2000 Annual Meeting and until their successors are elected and qualified. Unless otherwise instructed by the stockholders, it is intended that the shares represented by the proxies in the accompanying form will be voted for such nominees. If a nominee should become unavailable to serve for any reason, which the Board of Directors does not presently anticipate, the proxies will be voted for any substitute nominee who may be selected by the Board of Directors prior to or at the meeting or the Board of Directors may elect to fill the vacancy at a later date after selecting an appropriate nominee.

     In addition to the Class A Directors, the Board of Directors consists of three other directors. Mr. Stephen Savitsky is a Class C Director whose term expires at the 1999 Annual Meeting and Bernard J. Firestone and Donald Meyers are Class B Directors whose terms expire at the 1998 Annual Meeting.

     The Company's By-Laws require that notice of nomination of persons for election to the Board of Directors, other than those made by the Board of Directors, must be submitted in writing to the Secretary of the Company not less than thirty nor more than sixty days prior to the Annual Meeting. The notice must set forth certain information concerning the nominees and the stockholders making the nominations. Also, within the same period, the Secretary of the Company must receive the nominee's written consent to being a nominee and a statement of intention to serve as a director, if elected.

     Each of the nominees for Class A Directors named in this Proxy Statement has filed with the Company a written consent to being a nominee and a statement of intention to serve as a director, if elected.

     The following table sets forth as to the nominees for election (shown by an asterisk), each other director and each executive officer: (1) such person's name; (2) the year in which such person was first elected (or designated) a director of the Company; (3) biographical information for the last five years;
(4) certain other directorships, if any, held by such person; and (5) such person's age.

                                                     PRINCIPAL OCCUPATION DURING THE               YEAR FIRST
                                                 PAST FIVE YEARS, ANY OFFICE HELD IN THE             ELECTED
               NAME                   AGE          COMPANY AND ANY OTHER DIRECTORSHIPS            AS A DIRECTOR
-----------------------------------   ---   --------------------------------------------------   ---------------
Stephen Savitsky...................   51    A founder of the Company, Mr. Savitsky has served         1983
                                            as Chairman of the Board, Chief Executive Officer
                                            and a Director of the Company since 1983 (and of
                                            its predecessor from 1978 to 1983), and as
                                            President of the Company since November 1991. Mr.
                                            Savitsky is the brother of David Savitsky.
*David Savitsky....................   49    A founder of the Company, Mr. Savitsky has served         1983
                                            as Secretary, Treasurer and a Director of the
                                            Company since 1983 (and of its predecessor from
                                            1978 to 1983), as Executive Vice President since
                                            December 1987 and as Chief Operating Officer since
                                            April 1991. Mr. Savitsky is the brother of Stephen
                                            Savitsky.
*Jonathan J. Halpert, Ph.D.........   52    Dr. Halpert was elected a Director by the Board of        1983
                                            Directors in August 1987. He previously served as
                                            a Director of the Company from May 1983 until he
                                            resigned from the Board in February 1985. Dr.
                                            Halpert is a consultant in the area of
                                            deinstitutionalization of the mentally retarded
                                            and Chief Executive Officer of the Camelot
                                            Community Residence Program.
Bernard J. Firestone, Ph.D.........   48    Dr. Firestone was elected a Director by the Board         1987
                                            of Directors in August 1987. He is an associate
                                            dean for curriculum and personnel in the College
                                            of Liberal Arts and Sciences and professor of
                                            political science at Hofstra University where he
                                            has been teaching for 20 years.

                                                  (table continued on next page)

(table continued from previous page)

                                                     PRINCIPAL OCCUPATION DURING THE               YEAR FIRST
                                                 PAST FIVE YEARS, ANY OFFICE HELD IN THE             ELECTED
               NAME                   AGE          COMPANY AND ANY OTHER DIRECTORSHIPS            AS A DIRECTOR
-----------------------------------   ---   --------------------------------------------------   ---------------
Donald Meyers......................   68    Mr. Meyers was elected a Director by the Board of         1994
                                            Directors in August 1994. He has been an Associate
                                            Clinical Professor, Health Policy and Management,
                                            and the Director of the Resident and Fellow
                                            Program in administration in New York University's
                                            Robert W. Wagner Graduate School of Public Service
                                            since November 1991. Mr. Meyers is also the
                                            President and sole director and stockholder of RMR
                                            Health & Hospital Management Consultants, Inc., a
                                            health care consulting firm, where he has been an
                                            executive officer, director and stockholder since
                                            1976.
Gary Tighe.........................   48    Mr. Tighe has been Senior Vice President, Finance    Not Applicable
                                            and Chief Financial Officer of the Company since
                                            April 1991.
Edward Teixeira....................   54    Mr. Teixeira has been Senior Vice President,         Not Applicable
                                            Franchising of a principal subsidiary of the
                                            Company since December 1990.
Cynthia Nye........................   45    Ms. Nye has been Senior Vice President, Corporate    Not Applicable
                                            Support of a principal subsidiary of the Company
                                            since November 1994. From January 1992 through
                                            November 1994, Ms. Nye served as Vice President,
                                            Corporate Support of a principal subsidiary of the
                                            Company.

                      OPERATION OF THE BOARD OF DIRECTORS

     The Board of Directors is responsible for the overall affairs of the Company. To assist it in carrying out its duties, certain authority has been delegated to standing committees of the Board.

     Each director who is not an officer or employee of the Company receives a fee of $10,000 per annum for service on the Company's Board of Directors. Directors who are officers or employees of the Company receive no fees for service on the Board.

     The Board of Directors held three meetings and acted by written consent on eight occasions during the fiscal year ended February 28, 1997.

                            COMMITTEES OF THE BOARD

     The Executive Committee, the Audit Committee and the Compensation and Stock Option Committee are the only standing committees of the Board of Directors. Membership is as follows:

                                                                         COMPENSATION
          EXECUTIVE                         AUDIT                      AND STOCK OPTION
------------------------------  ------------------------------  ------------------------------
Stephen Savitsky                Bernard J. Firestone            Bernard J. Firestone
David Savitsky                  Jonathan J. Halpert             Jonathan J. Halpert
                                Donald Meyers

     The Executive Committee is authorized to exercise all powers of the Board when the Board is not in session, except as to matters upon which action by the Board itself is required.

     The Audit Committee generally assists the Board with respect to accounting, auditing and reporting practices.

     The Compensation and Stock Option Committee determines the cash and other incentive compensation, if any, to be paid to the Company's executive officers and other key employees. In addition, it administers the 1983 Incentive Stock Option Plan, 1986 Non-Qualified Stock Option Plan, 1993 Stock Option Plan, 1993 Employee Stock Purchase Plan, 1994 Performance-Based Stock Option Plan and the Teamwork Incentive Program.

     The Executive Committee held three meetings, the Audit Committee held two meetings, and the Compensation and Stock Option Committee held one meeting and acted by written consent on seven occasions during the fiscal year ended February 28, 1997.

      COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers and persons who own beneficially more than ten percent of the Class A Common Stock or Class B Common Stock to file with the Securities and Exchange Commission initial reports of beneficial ownership and reports of changes in beneficial ownership of the Common Stock. Officers, directors and persons owning more than ten percent of the Class A Common Stock or Class B Common Stock are required to furnish the Company with copies of all such reports. To the Company's knowledge, based on a review of copies of such reports furnished to the Company and written representations from its officers and directors that no other reports were required, during the fiscal year ended February 28, 1997, all Section 16(a) filing requirements applicable to its executive officers, directors and persons owning beneficially more than ten percent of the Common Stock were complied with on a timely basis except that a report of change of beneficial ownership was not filed by Donald Meyers with respect to one transaction during the 1997 fiscal year.

                  EXECUTIVE COMPENSATION AND OTHER INFORMATION

SUMMARY COMPENSATION TABLE

     The following table sets forth information concerning the annual and long-term compensation of the Named Executive Officers for services as executive officers of the Company for the last three fiscal years.

                           SUMMARY COMPENSATION TABLE

                                                                                                      LONG-TERM
                                                                                                     COMPENSATION
                                                                                                        AWARDS
                                                                    ANNUAL COMPENSATION              ------------
                                                           --------------------------------------     SECURITIES
                                                                         BONUS       OTHER ANNUAL     UNDERLYING
           NAME AND PRINCIPAL POSITION              YEAR    SALARY    COMPENSATION   COMPENSATION     OPTIONS(#)
--------------------------------------------------  ----   --------   ------------   ------------    ------------
Stephen Savitsky .................................  1997   $474,704       --             --              --
  Chairman, President and Chief Executive Officer   1996   $423,453       --             --              --
                                                    1995   $372,073     $ 16,950         --            1,000,000
David Savitsky ...................................  1997   $343,705       --             --              --
  Executive Vice President, Chief Operating         1996   $306,224       --             --              --
  Officer, Secretary and Treasurer                  1995   $269,999     $ 16,590         --            1,000,000
Larry Campbell ...................................  1997   $180,692     $ 80,000         --              100,000(1)
  Executive Vice President of National Health Care  1996      --          --             --              --
  Operations                                        1995      --          --             --              --
Gary Tighe .......................................  1997   $169,726       --             --              --
  Senior Vice President, Finance and Chief          1996   $155,241       --             --              --
  Financial Officer                                 1995   $139,458     $  8,475         --              100,000
Edward Teixeira ..................................  1997   $167,714       --             --               10,000
  Senior Vice President, Franchising                1996   $156,640       --             --              --
                                                    1995   $141,639     $  5,085         --               50,000

------------

(1) These options were terminated as of March 1, 1997 (See 'Executive Compensation and Other Information -- Employment Agreements').

OPTION GRANTS TABLE

     The following table sets forth information with respect to the Named Executive Officers concerning the grant of stock options during the fiscal year ended February 28, 1997. The Company did not have during such fiscal year, and currently does not have, any plans providing for the grant of stock appreciation rights ('SARs').

                       OPTION GRANTS IN LAST FISCAL YEAR
                               INDIVIDUAL GRANTS

                                              NUMBER OF      % OF TOTAL
                                              SECURITIES      OPTIONS
                                              UNDERLYING     GRANTED TO
                                               OPTIONS      EMPLOYEES IN    EXERCISE OR    EXPIRATION       GRANT DATE
                   NAME                        GRANTED      FISCAL YEAR     BASE PRICE        DATE       PRESENT VALUE(1)
-------------------------------------------   ----------    ------------    -----------    ----------    ----------------
Stephen Savitsky...........................      --            --              --             --              --
David Savitsky.............................      --            --              --             --              --
Larry Campbell(2)..........................     100,000         44.9%          $2.94         2/28/06         $200,000
Gary Tighe.................................      --            --              --             --              --
Edward Teixeira(3).........................      10,000          4.5%          $3.19         9/24/06         $ 21,300

------------

(1) The values shown were calculated utilizing the Black-Scholes option pricing model and are presented solely for the purpose of comparative disclosure in accordance with certain regulations of

                                              (footnotes continued on next page)

(footnotes continued from previous page) the Securities and Exchange Commission. This model is a mathematical formula used to value traded stock price volatility. The actual value that an executive officer may realize, if any, is dependent on the amount by which the stock price at the time of exercise exceeds the exercise price. There is no assurance that the value realized by an executive officer will be at or near the value estimated by the Black-Scholes model. In calculating the grant date present values, the Company used the following assumptions: (a) expected volatility of approximately 48%; (b) risk-free rate of return of approximately 7%; (c) no dividends payable during the relevant period; and
    (d) exercise at the end of a 10 year period from the date of grant.

(2) Issued under the 1993 Stock Option Plan. These options were terminated as of March 1, 1997 (See 'Executive Compensation and Other
    Information -- Employment Agreements').

(3) Issued under the 1993 Stock Option Plan. Options with respect to 3,334 shares of Class A Common Stock became exercisable on September 25, 1996; options with respect to 3,333 shares of Class A Common Stock become exercisable on September 25, 1997; and options with respect to 3,333 shares of Class A Common Stock become exercisable on September 25, 1998.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUE TABLE

     The following table provides information concerning the number and value of stock options exercised during the fiscal year ended February 28, 1997, and held at the end of such fiscal year, by the Named Executive Officers. No SARs were exercised during such fiscal year, and no SARs are held by any Named Executive Officer, because the Company does not have any plans providing for SARs.

                                                                            NUMBER OF
                                                                            SECURITIES
                                                                            UNDERLYING         VALUE OF UNEXERCISED IN-
                                                                       UNEXERCISED OPTIONS        THE-MONEY OPTIONS
                                                                       AT FEBRUARY 28, 1997      AT FEBRUARY 28, 1997
                                              SHARES                   --------------------    ------------------------
                                            ACQUIRED ON     VALUE          EXERCISABLE/              EXERCISABLE/
                  NAME                       EXERCISE      REALIZED       UNEXERCISABLE             UNEXERCISABLE
-----------------------------------------   -----------    --------    --------------------    ------------------------
Stephen Savitsky.........................      13,000      $ 20,863      1,173,270/500,000            $439,090/$0
David Savitsky...........................      13,000      $ 20,863      1,159,270/500,000            $422,465/$0
Larry Campbell...........................      --             --               --                      --
Gary Tighe...............................      --             --            170,000/50,000             $61,125/$0
Edward Teixeira..........................      --             --             71,134/31,666             $20,270/$0

EMPLOYMENT AGREEMENTS

     On June 1, 1987, the Company entered into a five-year employment agreement with Stephen Savitsky under which Mr. Savitsky received an initial base salary (beginning in June 1987) of $200,000 per year, which base salary increases annually at the rate of ten percent plus any increase in the cost of living. Mr. Savitsky's employment agreement is automatically extended at the end of each year for an additional year and is terminable by the Company upon five years' notice. For the fiscal year ended February 28, 1997, Mr. Savitsky received a base salary of $474,704. Mr. Savitsky's employment agreement provides that, upon a 'change of control' of the Company and his termination of employment other than for his conviction of a felony, he will be entitled to receive a lump sum severance payment equal to 2.99 times his average annual compensation for the five calendar years prior to termination. Mr. Savitsky is required to devote all of his business time to the affairs of the Company and his employment agreement provides that during the term of his employment and for a period of six months thereafter he will not compete with the Company. After termination of his employment (other than by reason of his conviction of a felony), Mr. Savitsky will provide consulting services to the Company for a period of ten years at an annual salary of $50,000.

     The Company entered into an employment agreement, effective as of June 1, 1987, with David Savitsky on terms substantially similar to the employment agreement with Stephen Savitsky, except that his initial base salary was $110,000 per year. Under his employment agreement, Mr. Savitsky is required to devote all of his business time to the affairs of the Company. His base salary for the fiscal year ended February 28, 1997, was $343,705.

     Effective June 1, 1997, the Company entered into an employment agreement with Gary Tighe to serve as the Company's Senior Vice President of Finance and Chief Financial Officer for a period of three years. Mr. Tighe's base salary under his current employment agreement is $171,076 per year, which base salary increases by 5% per annum each year. Mr. Tighe's salary for the fiscal year ended February 28, 1997, was $169,726. He also receives an automobile allowance of $6,000 per annum. The employment agreement obligates Mr. Tighe to devote all of his business time to the affairs of the Company and provides that during the term of his employment and for one year thereafter he will not compete with the Company. Upon a 'change of control' of the Company and termination of Mr. Tighe's employment for any reason (other than for his conviction of a felony) within 12 months after such change of control, he will be entitled to receive a lump sum severance payment equal to 2.99 times his average annual compensation for the five calendar years prior to termination.

     On December 1, 1996, the Company entered into a three-year employment agreement with Edward Teixeira to serve as Senior Vice President, Franchising of a principal subsidiary of the Company until November 30, 1999. Under his employment agreement, Mr. Teixeira is obligated to devote his full business time to the affairs of the Company. Mr. Teixeira's base salary under his current employment agreement is $175,000 per year, which base salary increases by $10,000 per annum. He also receives an automobile allowance of $6,600 per annum. Mr. Teixeira's base salary for the fiscal year ended February 28, 1997, was $167,714. Further, if within 180 days after a 'change of control' Mr. Teixeira were terminated for any reason (other than the commission of a felony or the perpetration of fraud against the Company), he would then be entitled to receive an amount equal to twelve months' salary. The employment agreement prevents Mr. Teixeira from competing with the Company for six months after his employment is terminated.

     As of March 1, 1996, a principal subsidiary of the Company entered into a three-year employment agreement with Larry Campbell under which Mr. Campbell was employed as Executive Vice President for National Health Care Operations. Mr. Campbell's base salary for the fiscal year ended February 28, 1997 was $180,692. Mr. Campbell also received an $80,000 sign-on bonus. During fiscal 1997, the Company also leased an automobile for Mr. Campbell at an approximate annual cost of $7,000. Effective March 1, 1997, Mr. Campbell resigned his employment as the Executive Vice President of National Health Care Operations and his employment agreement was terminated. The Company then retained him as an independent consultant for a period of 48 months pursuant to an agreement effective March 1, 1997. Mr. Campbell will receive as remuneration for his services as a consultant monthly payments of $8,125 until February 28, 2001 or his death, whichever is earlier. In connection with his resignation, Mr. Campbell surrendered his options to purchase 100,000 shares of the Company's Class A Common Stock. Also, the Company waived the return of $50,000 of his $80,000 sign-on bonus, arranged for the sale of his residence and absorbed certain expenses of approximately $64,000 in connection therewith, and agreed to reimburse him up to a maximum of $7,000 in moving expenses.

     If a 'change of control' were to occur prior to the next anniversary date of the respective employment agreements of Stephen Savitsky, David Savitsky, Gary Tighe, and Edward Teixeira and such officers' employment relationships with the Company were to terminate for reasons triggering the severance payments noted above, then the Company would be obligated to make lump sum payments to them in the approximate amounts of $1,461,000, $1,132,000, $466,000 and $182,000, respectively. The lump sum severance payments payable after the end of the calendar year or the anniversary dates of the respective employment agreements, as the case may be, would change as a result of changes in such individuals' compensation. The term 'change of control' as used in the employment agreements with the Company's executive officers refers to an event in which a person, corporation, partnership, association or entity (i) acquires a majority of the Company's outstanding voting securities, (ii) acquires securities of the Company bearing a majority of voting power with respect to election of directors of the Company, or (iii) acquires all or substantially all of the Company's assets.

COMPENSATION AND STOCK OPTION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

GENERAL

     The Compensation and Stock Option Committee (hereinafter, the 'Committee') determines the cash and other incentive compensation, if any, to be paid to the Company's executive officers and other key employees. In addition, the Committee administers the Company's 1983 Incentive Stock Option Plan, 1986 Non-Qualified Stock Option Plan, 1993 Stock Option Plan, 1993 Employee Stock Purchase Plan, 1994 Performance-Based Stock Option Plan and Teamwork Incentive Program. The Committee currently consists of Bernard J. Firestone and Jonathan J. Halpert, each of whom is a non-employee director of the Company (within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934).

COMPENSATION PHILOSOPHY

     The Committee has developed and implemented a compensation program that is designed to attract, motivate, reward and retain the broad-based management talent required to achieve the Company's business objectives and increase stockholder value. There are three major components of the Company's compensation program: base salary, short-term incentive compensation, including annual bonuses, and long-term incentive compensation, including stock options. These components are intended to provide management with incentives to aid the Company in achieving both its short-term and long-term objectives. While salary and bonus provide incentives to achieve short-term objectives, the Committee believes that the potential for equity ownership by management addresses the long-term objective of aligning management's and stockholders' interests in the enhancement of stockholder value.

     The Committee's executive compensation philosophy is to base management's pay, in part, on the achievement of the Company's annual and long-term performance goals, to provide competitive levels of compensation and to recognize individual initiative, achievement and length of service to the Company. The Committee does not assess these factors in a mechanical fashion, but rather relies on its business experience in making a subjective evaluation of the appropriate level and mix of compensation for each executive officer and key employee.

     The Committee evaluates the Company's performance by reviewing period to period changes in such quantitative measures of performance as stock price, revenue, net income and earnings per share.

     During the Company's most recently completed fiscal year, the Company increased revenues by 17.1% over fiscal 1996 to $480.4 million and added 33 new offices to expand operations to new key market areas. Earnings per share was $.16 for fiscal year 1997 as compared to $.08 per share in the prior year. Net income increased 87% from $2.0 million in fiscal 1996 to $3.8 million in fiscal 1997. The Committee also considers qualitative performance criteria such as the development of new business strategies and resources, improvements in customer satisfaction and cost management. During fiscal 1997, the Company completed 19 acquisitions contributing revenue of approximately $24.6 million. Additionally, the Company has expanded its medical staffing operations to 36 locations as of February 28, 1997.

     The Committee believes that it competes for executives not only with the companies comprising the New Peer Group Index described below under the heading 'Performance Graph' but also with numerous other companies in the home health care, supplemental staffing and temporary personnel industries that are actively seeking executives having the same type of skills and experience as the Company's executives. The Committee has not made a statistical analysis of the compensation practices of these competitors, but tries to keep itself generally informed of such practices. The Committee believes that, notwithstanding the variety of compensation packages offered by these competitors which make objective comparisons difficult, the compensation paid by the Company to its executive officers and other key employees is above average, reflecting the Company's relative size and desire to retain its current employees.

     The Committee also considers other subjective factors bearing on the appropriate compensation for each of its executive officers and other key employees, such as the length of an employee's service with the Company, which the Committee believes enhances the value of the employee to the Company. The

Committee takes note of the individual initiative demonstrated by such officers and employees in the development and implementation of the Company's business plan. Where appropriate, the Committee will consider the performance of specific divisions or departments of the Company for which the employee has direct supervisory responsibility.

     When the Company identifies a talented executive, it seeks to secure his or her employment for a long term. For this reason, the Company has entered into employment contracts with its executive officers, each of which provides for a specified base salary. The existence of these employment agreements establishes certain minimum salary and benefit levels for each covered employee during the term of such employee's agreement which may not be reduced by the Committee. The Committee is able, however, to apply its compensation philosophy at the time each such employment agreement is negotiated or renewed and in determining what, if any, additional compensation, including bonuses or issuances of stock or stock options, is appropriate beyond the minimums established by each employment agreement.

     The particular components of executive compensation employed by the Company are discussed in greater detail below.

SALARIES

     Base salaries for the Company's executive officers and other key employees are determined initially by evaluating the responsibilities of the position held and the experience of the individual in light of the Committee's compensation philosophy discussed above. No specific formula is applied in setting an employee's base salary, either with respect to the total amount of such base salary or the relative value such base salary should bear to the employee's total compensation package. The Committee believes that the base salaries paid by the Company should be maintained at levels at least competitive with those offered by companies with which the Company competes for executive talent in order to attract and retain executive officers and other key employees of the caliber that the Company desires.

     The base salaries for the Company's executive officers and other key employees are reflected in the employment agreements negotiated by the Company with each such employee and are accordingly subject to formal review only at the time each such contract is entered into or renewed. During its most recently completed fiscal year, the Company (or a subsidiary of the Company) entered into an employment agreement with Edward Teixeira and Larry Campbell. Mr. Campbell's employment agreement was terminated on March 1, 1997 upon his resignation from the Company. The Company also entered into a new employment agreement with Gary Tighe on June 1, 1997. The terms of these employment agreements are described in greater detail above under the heading 'Employment Agreements.' In evaluating the terms of these employment agreements, the Committee considered each of the factors described above, without assigning any specific weight to such factors.

ANNUAL BONUSES AND INCENTIVE COMPENSATION

     The payment of bonuses and other incentive compensation is an important motivating factor in recognizing an executive's performance each year. For this reason, the Company adopted a Teamwork Incentive Program commencing with the Company's 1993 fiscal year to award its officers, including executive officers, and other corporate employees with cash payments if the Company achieves certain levels of profitability. Annual payments are required under the Teamwork Incentive Program in an aggregate amount equal to 10% of the amount by which income from continuing operations before income taxes (excluding extraordinary items) for a fiscal year exceeds a specified percentage of the Company's revenues, as determined by the Board of Directors. For the fiscal year ended February 28, 1997, such percentage was 2.5%. Any amounts distributed to executive officers of the Company under the Program are determined by the Committee. In determining the allocation of the annual payments under the Program, including those to executive officers, the Committee considers the same factors as it considers in setting base salaries. For fiscal 1997, no amounts were paid under the Teamwork Incentive Program as the Company did not meet its performance goals as required by the terms of the Program.

STOCK OPTION PLANS

     To promote the long-term objectives of the Company and encourage growth in stockholder value, options are granted to key executives who are in a position to make a substantial contribution to the long-term success of the Company. We believe that the executive officers should benefit together with stockholders as the Company's stock increases in value. Stock options focus the executives' efforts on managing the Company from the perspective of an owner with an equity stake in the business. Because the Company views stock option grants as a part of the executive officer's total annual compensation package, the amount of stock options outstanding at the time of a new grant or granted in prior years does not serve to increase or decrease the size of the new grant.

     In the fiscal year ended February 28, 1997, the Committee awarded stock options under the 1993 Stock Option Plan to Edward Teixeira and Larry Campbell to purchase 10,000 and 100,000 shares, respectively. Mr. Campbell's options were terminated on March 1, 1997 in connection with his resignation from the Company (See 'Executive Compensation and Other Information -- Employment Agreements'). It is the philosophy of the Committee that stock options be awarded to executive officers of the Company to promote long-term interests between such individuals and the Company's stockholders and to assist in the retention of such individuals. As with the other components of executive compensation, the Committee does not apply any fixed formula to determine the appropriate number of options to grant to an executive but rather relies on its subjective judgment in applying the compensation philosophy described above. In order to avoid any adverse effect on the Company's earnings or cash flow, the Committee has favored the granting of stock options over cash bonuses as a means of rewarding the Company's executive officers and other key employees.

COMPENSATION OF CHIEF EXECUTIVE OFFICER

     The Committee applies the same factors in considering Stephen Savitsky's compensation that it applies to the Company's other executive officers and key employees. Mr. Savitsky's five-year employment agreement establishes his annual minimum base salary, including the amount of his minimum annual salary adjustment. The Committee may reduce this base salary only at the time a new agreement is negotiated, although the Committee does have the ability to award Mr. Savitsky additional base salary and to give the five year notice necessary to terminate the agreement. During the fiscal year ended February 28, 1997, the Committee neither gave notice of termination nor awarded Mr. Savitsky any additional base salary and he accordingly received a base salary of $474,704 under the terms of his employment agreement. During the last year, Mr. Savitsky's efforts contributed to the Company's 17.1% increase in revenues, 87% increase in net income, and the development of the Company's strategic plan to increase profit margins by diversifying into related business areas. As Chief Executive Officer, Mr. Savitsky was responsible for overseeing the addition of 33 offices and the renegotiation of the Company's banking line of credit whereby the amount available for borrowing was increased from $25 million to $50 million, including a $15 million acquisition line of credit.

                                          Compensation and Stock Option
                                          Committee
                                          Bernard J. Firestone
                                          Jonathan J. Halpert

PERFORMANCE GRAPH

     The following Performance Graph compares the total cumulative return (assuming dividends are reinvested) on the Company's Common Stock during the five fiscal years ended February 28, 1997, with the cumulative return on the NASDAQ Market Index, a New Peer Group Index and an Old Peer Group Index, assuming investment of $100 in the Company's Common Stock, the NASDAQ Market Index, the New Peer Group Index and the Old Peer Group Index at closing stock prices on February 29, 1992. The New Peer Group selected by the Company consists of The Olsten Corporation, In Home Health Inc., Hospital Staffing Services, Inc., The Care Group, Inc., Caretenders Health Corp. and U.S. Home Care, Inc. The New Peer Group consists of a representative group of companies whose common stock has been publicly-traded during the five years ended February 28, 1997, and each of which, like the Company, engages in providing home health care and temporary personnel services. Last year, the Company's performance graph included Medical Innovations, Inc. in lieu of U.S. Home Care, Inc. Medical Innovations, Inc., is not in this year's Peer Group because during the last fiscal year it was acquired by another company which is not primarily engaged in home health care services. The Old Peer Group Index consists of The Olsten Corporation, In Home Health Inc., Hospital Staffing Services, Inc., The Care Group, Inc., Caretenders Health Corp. and Medical Innovations, Inc.

     The Performance Graph below is presented in accordance with SEC requirements. Stockholders are cautioned against drawing any conclusions from the data contained herein, as past results are not necessarily indicative of future stock performance. The Performance Graph in no way reflects the Company's forecast of future stock price performance.

                     COMPARE 5-YEAR CUMULATIVE TOTAL RETURN
                    AMONG STAFF BUILDERS, INC, NASDAQ MARKET
                        INDEX AND TWO PEER GROUP INDEXES

                             TOTAL SHAREHOLDER RETURNS

                                                         INDEXED RETURNS
                                                           YEARS ENDING

                            BASE
                           PERIOD
COMPANY NAME/INDEX         FEB 92        FEB 93    FEB 94      FEB 95     FEB 96     FEB 97
-------------------       --------       ------    ------      ------     ------     ------
STAFF BUILDERS INC          100          92.84     154.74      138.10     111.89     111.89
NASDAQ COMPOSITE            100         114.98     132.18      134,07     186.79     212.33
PEER GROUP - NEW            100         108.20     117.43      123.61     159.82      96.61
PEER GROUP - OLD            100         117.29     129.83      138.33     179.65     108.52

                              CERTAIN TRANSACTIONS

     Effective April 1, 1992, the Company approved the sale by CTR Management Corp. ('CTR') of a home care franchise for Nassau County, New York to Bayit Care Corp. ('BCC'). The shareholders, officers and directors of BCC are Stuart Savitsky, son of Stephen Savitsky, Samuel Schreier, the son-in-law of Stephen Savitsky, and Julie Schreier, the daughter of Stephen Savitsky. The terms and conditions of the franchise agreement between the Company and BCC, entered into at the time of the sale, are substantially similar to those for other franchisees of the Company, including the term of ten years with a five year renewal option. In connection with the acquisition of its franchise, CTR purchased certain assets of an existing branch office of the Company for $911,000. The purchase price was evidenced by a promissory note, dated August 30, 1989. BCC purchased the franchise from CTR by assuming this promissory note which, at the time of BCC's purchase of the franchise, had an outstanding principal balance of $844,573 (the 'BCC Note'). The terms of the BCC Note originally provided for repayment of the outstanding principal amount in 120 consecutive monthly installments of $7,038 each, commencing May 1, 1994, together with interest at 3% over the prime rate, payable monthly. Effective June 1, 1994, the BCC Note was amended and restated to (i) provide for the repayment of the outstanding principal amount over a fifteen (15) year period, and (ii) reduce the interest rate to the prime rate. The amended principal payment schedule requires fixed monthly principal payments of $3,500 each with all unpaid principal due at the end of the fifteen (15) year period or earlier upon the termination of the franchise agreement for such franchise. The BCC Note is secured by all of the franchisee's assets. The Company restructured the BCC Note because it found the additional monthly expense associated with the start of the principal repayment schedule in May 1994 to have a clear negative impact on the franchisee's ability to operate the franchise. As described in greater detail below, during the fiscal year ended February 28, 1997, the Company retained $62,025 from the amount otherwise due to BCC under the terms of its franchise agreement as interest payments on the BCC Note. The outstanding balance of the BCC Note was $729,073 at February 28, 1997.

     Effective September 6, 1996, DSS Staffing Corp. ('DSS') acquired a medical staffing services franchise from the Company for Nassau, Suffolk, Queens, Kings, New York, Bronx and Richmond counties in New York. Stuart Savitsky and Samuel Schreier each owns one third of the outstanding capital stock of DSS. As part of the franchise transaction, DSS paid a $75,000 franchise fee, agreed to make monthly payments of $10,500 for a period of five years and entered into a franchise agreement with the Company. The terms and conditions of the franchise agreement between the Company and DSS are substantially similar to those for other franchisees of the Company, except that the DSS franchise agreement provides the franchise with two additional five-year renewal options.

     Effective August 23, 1993, Home Care Plus, Inc. ('Home Care') acquired a home care franchise from the Company for Bristol and Barnstable counties in Massachusetts. Edward Teixeira and his wife each owns 25% of the outstanding capital stock of Home Care. In purchasing the franchise, Home Care paid a $23,000 franchise fee, received a commitment to advance up to $75,000 for expenses from the Company, issued a $75,000 promissory note (the 'Home Care Note') to the Company with respect to such advance, and entered into a franchise agreement with the Company. Interest on the Home Care Note is computed at 3% over the prime rate and is payable monthly beginning September 1, 1994. The principal amount is payable in 60 consecutive monthly installments of $1,250 each, beginning September 1, 1994. The terms and conditions of the franchise agreement between the Company and Home Care are substantially similar to those for other franchisees of the Company, including the term of ten years with a five-year renewal option. During the fiscal year ended February 28, 1997, the Company retained $4,967 from the amount otherwise due Home Care under the terms of its franchise agreement as interest payments on the Home Care Note. The outstanding balance of the Home Care Note was $36,069 at February 28, 1997.

     Effective February 6, 1995, Home Care Plus Two, Inc. ('Home Care Two') acquired a home care franchise from the Company for Worcester, Hampden and Franklin counties in Massachusetts. Edward Teixeira and his wife each owns 25% of the outstanding capital stock of Home Care Two. During fiscal 1996, Home Care Two paid $29,500 for the purchase of this franchise. The terms and conditions of the franchise agreement between the Company and Home Care Two are substantially similar to those for other franchisees of the Company, including the term of ten years with a five-year renewal option. On

November 27, 1996, Home Care Two received a $50,000 advance for expenses for which a promissory note was issued to the Company (the 'Home Care Two Note'). The terms of the Home Care Two Note require repayment of the $50,000 in 36 consecutive monthly payments of $1,389 each plus interest at 2% over the prime rate, which began on January 1, 1997. Mr. Teixeira has guaranteed payment of all amounts due under the Home Care Two Note. During the fiscal year ended February 28, 1997, the Company retained $1,247 from the amounts otherwise due Home Care Two under the terms of its franchise agreement as interest payments on the Home Care Two Note. The outstanding balance of the Home Care Two Note was $45,833 at February 28, 1997.

     Effective July 20, 1995, Cynthia Nye, Senior Vice President, Corporate Support of a principal subsidiary of the Company, acquired 9% of the outstanding stock of Partners Two Management Corp. ('Partners'), an existing home care franchise for Suffolk County, New York. The terms and conditions of the franchise agreement between the Company and Partners are substantially similar to those for other franchisees of the Company, including the term of ten years with a five-year renewal option. Prior to Ms. Nye's purchase of her stock in Partners, Partners had assumed the obligations of a promissory note issued by a predecessor franchise in the remaining principal amount of $300,000 (the 'Partners Note'). As of April 1, 1997, the terms of the Partners Note were amended to provide for monthly payments of interest only in the amount of $2,105 from May 1997 through February 1998 and payments of principal and interest in the amount of $6,612 from March 1998 through October 2001, the original termination date of the Partners Note. The Partners Note continues to bear annual interest at 2% over the prime rate. As described in greater detail below, during the fiscal year ended February 28, 1997, the Company retained $27,066 from the amount otherwise due Partners under the terms of its franchise agreement as interest payments on the Partners Note. The outstanding balance of the Partners Note was $243,750 at February 28, 1997.

     In connection with the resignation of Larry Campbell from his employment as the Executive Vice President of National Health Care Operations on March 1, 1997, the Company agreed to sell its 90% ownership interest in American Homecare Management Corp. ('AHCM') back to AHCM. Mr. Campbell is the Vice President of AHCM. The purchase price paid by AHCM was $2,067,339 including cash of $100,000 and a promissory note payable to the Company in the amount of $1,967,339. Interest on the promissory note is computed at 3% over the prime rate. Principal and interest is payable in 60 consecutive monthly payments of $22,670.52 beginning April 1, 1997. A lump sum principal payment of $1,609,801.87 is due with the final principal and interest payment. The promissory note is secured by a pledge of all the outstanding stock and assets of AHCM to the Company.

     Under the Company's franchise program, the Company processes and pays the payroll to the field employees who service clients and invoices the clients for such services. Each month the Company pays the franchisee 60% of the gross margin dollars (in general, the difference between the amount so invoiced and the payroll and related expenses for such field employees) from the franchisee's business for the prior month's activity. Franchisees are responsible for their general and administrative expenses, including office payroll. If the franchisee elects, the Company will process payment of the franchisee's office payroll and some or all of the franchisee's other administrative expenses, and withhold the amount so expended from the 60% gross margin otherwise due the franchisee. During the fiscal year ended February 28, 1997, the Company paid (i) BCC $306,637 under the terms of its franchise agreement, representing a 60% gross margin of $1,411,309 less $62,025 and $42,000 of interest and principal, respectively, withheld on the BCC Note and $1,000,647 withheld for administrative expenses; (ii) DSS $141,140 under the terms of its franchise agreement, representing a 60% gross margin of $749,042 less $607,902 withheld for administrative expenses; (iii) Home Care $1,775,209 under the terms of its franchise agreement, representing a 60% gross margin of $2,426,759 less $4,967 and $14,925 of interest and principal, respectively, withheld on the Home Care Note and $631,658 withheld for administrative expenses; (iv) Home Care Two $140,583 under the terms of its franchise agreement, representing a 60% gross margin of $451,906 less $1,246 and $4,167 of interest and principal, respectively, withheld on the Home Care Two Note and $305,910 withheld for administrative expenses; and (v) Partners $786,686 under the terms of its franchise agreement, representing a 60% gross margin of $2,858,747 less $27,066 and $37,500 of interest and principal, respectively, withheld on the Partners Note and $2,007,495 withheld for administrative expenses.

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     To a great extent, the success of the Company is dependent upon the success of its approximately 85 franchisees. In order to facilitate the acquisition of a franchise by a willing prospective franchisee, the Company will frequently accept a promissory note as consideration for the purchase from the Company of an existing branch location and will occasionally advance expenses to a franchisee. The Company's transactions with BCC, DSS, Home Care, Home Care Two and Partners described above are consistent with this business purpose and with accommodations granted to other, unaffiliated franchisees in the past.

     Donald Meyers is also the President and sole director and stockholder of RMR Health & Hospital Management Consultants, Inc. ('RMR Health'), a health care consulting firm. From time to time, the Company has engaged RMR Health to perform consulting services on the Company's behalf. For the fiscal year ended February 28, 1997, the Company paid RMR Health $7,987 in fees for such services. The Company has not engaged RMR Health during its 1998 fiscal year.

     Although the Company has no formal policy regarding transactions with affiliates, it does not intend to enter into a transaction with any affiliate on terms less favorable to the Company than those it would receive in an arm's length transaction with an unaffiliated party.

                             STOCKHOLDER PROPOSALS

     Stockholders of the Company wishing to include proposals in the proxy material in relation to the Annual Meeting of the Company to be held in 1998 must submit the same in writing so as to be received at the executive offices of the Company on or before February 20, 1998. Such proposals must also meet the other requirements of the rules of the Securities and Exchange Commission relating to stockholder proposals.

                      SELECTION OF INDEPENDENT ACCOUNTANTS

     The Board of Directors of the Company has selected the firm of Deloitte & Touche, LLP as the independent certified public accountants to audit the accounts of the Company for the fiscal year ending February 28, 1998. A representative of Deloitte & Touche, LLP, which also audited the accounts of the Company for the fiscal year ended February 28, 1997, is expected to be present at the Annual Meeting, with an opportunity to make a statement, if he so desires, and to respond to appropriate questions at the meeting.

                                    GENERAL

     The management of the Company does not know of any matters other than those stated in this Proxy Statement which are to be presented for action at the meeting. If any other matters should properly come before this meeting, it is intended that proxies in the accompanying form will be voted on any such matters in accordance with the judgment of the persons voting such proxies. Discretionary authority to vote on such matters is conferred by such proxies by the persons voting them.

     THE COMPANY WILL PROVIDE WITHOUT CHARGE TO EACH PERSON BEING SOLICITED BY THIS PROXY STATEMENT, UPON WRITTEN REQUEST, A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED FEBRUARY 28, 1997 FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. ALL SUCH REQUESTS SHOULD BE DIRECTED TO MR. GARY TIGHE, STAFF BUILDERS, INC., 1983 MARCUS AVENUE, LAKE SUCCESS, NEW YORK 11042.

     Insofar as any of the information in this Proxy Statement may rest peculiarly within the knowledge of persons other than the Company, the Company has relied upon information furnished by them.

                                          By Order of the Board of Directors
                                          DAVID SAVITSKY
                                          Secretary

Dated: June 26, 1997

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                                  APPENDIX I
                                                                           PROXY
                              STAFF BUILDERS, INC.
                         ANNUAL MEETING OF STOCKHOLDERS
              PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoints Stephen Savitsky and David Savitsky and each of them (with power of substitution) proxies of the undersigned to represent and vote, as designated below, all shares of Class A Common Stock, $.01 par value per share (the 'Class A Common Stock'), and Class B Common Stock, $.01 par value per share (the 'Class B Common Stock'), of Staff Builders, Inc. (the 'Company') which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders to be held on August 14, 1997 and at any adjournment thereof. Each holder of shares of Class A Common Stock is entitled to one vote for each share held by such holder. Each holder of shares of Class B Common Stock is entitled to ten votes for each share held by such holder.

[x] Please mark your
   votes as in this
   example.

              THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEM 1.

1. Election of Class A Directors

   Nominees for Class A Directors: DAVID SAVITSKY and JONATHAN J. HALPERT

   FOR Nominees  [ ]            WITHHOLD AUTHORITY for Nominees  [ ]

   (Instruction: To withhold authority to vote for any individual nominee, write the nominee's name on the space below)

  ------------------------------------------------------------------------------

   In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the annual meeting.

     This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this Proxy will be voted 'FOR' Item 1.

                                            Date: ________________________, 1997

                                            Signature(s): ______________________

                                            IMPORTANT: PLEASE DATE AND SIGN AS
                                            YOUR NAME APPEARS ABOVE AND RETURN
                                            IN THE ENCLOSED ENVELOPE. WHEN
                                            SIGNING AS EXECUTOR, ADMINISTRATOR,
                                            TRUSTEE, GUARDIAN, ETC., PLEASE GIVE
                                            FULL TITLE AS SUCH. IF THE
                                            STOCKHOLDER IS A CORPORATION, THIS
                                            PROXY SHOULD BE SIGNED IN THE FULL
                                            CORPORATION NAME BY A DULY
                                            AUTHORIZED OFFICER WHOSE TITLE IS
                                            STATED.